EXHIBIT 99.1

Greg Parker
Investor Relations
210.220.5632
or
Renee Sabel
Media Relations
210.220.5416
FOR IMMEDIATE RELEASE
April 26, 2007

CULLEN/FROST BANKERS INCREASES QUARTERLY
CASH DIVIDEND BY 17.6 PERCENT, ANNOUNCES STOCK REPURCHASE PLAN

SAN ANTONIO - The Cullen/Frost Bankers, Inc. board of directors declared a second quarter cash dividend of $.40 per common share, a 17.6 percent increase from the previous dividend of $.34 per common share. The dividend is payable June 15, 2007 to shareholders of record on June 1 of this year.

Cullen/Frost also announced today that the Corporation's board of directors has authorized a stock repurchase program, allowing the company to repurchase up to 2.5 million shares, or approximately 4.2 percent of outstanding shares of its Common Stock. Under the program, shares may be repurchased over a two-year period from time to time at various prices in the open market or through private transactions.

Cullen/Frost Bankers, Inc. (NYSE:CFR) is a financial holding company, headquartered in San Antonio, with assets of $13.2 billion at March 31, 2007. The corporation provides a full range of commercial and consumer banking products, investment and brokerage services, insurance products and investment banking services. Its subsidiary, Frost Bank, operates more than 100 financial centers across Texas in the Austin, Corpus Christi, Dallas, Fort Worth, Houston, Rio Grande Valley and San Antonio regions. Founded in 1868, Frost is one of the largest banks headquartered in Texas, with a legacy of helping Texans with their financial needs during three centuries.